EXHIBIT 10.1

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

EOG RESOURCES, INC.
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

Grantee: [First Name Middle Initial Last Name]
Congratulations! You have been granted an Award of EOG Resources, Inc. Restricted Stock Units as follows:

Date of Grant:	[Month Day, Year]
Vesting Date:	12 Months from the Date of Grant
Restricted Stock Units granted under this Award:	[# units]

EOG Resources, Inc. (the “Company”) hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Restricted Stock Unit Award (the “Award”) in accordance with the terms set forth below.
General. This Restricted Stock Unit Award Agreement (this “Agreement”) is governed by the terms and conditions of the EOG Resources, Inc. 2021 Omnibus Equity Compensation Plan (as may be amended from time to time, the “Plan”), which is hereby made a part of this Agreement. All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan. Under the terms of this Agreement and the Plan, a Restricted Stock Unit ledger account will be maintained by the Company (or its agent) until you become vested in the Restricted Stock Units. You will have no voting rights with respect to the Company common stock represented by such Restricted Stock Units until such time as the Company common stock is issued to you.
Vesting. Assuming you remain a member of the Company’s Board, this Award shall vest on the Vesting Date. Unless you previously elected otherwise, the shares of Company common stock represented by the Restricted Stock Units awarded hereunder that have vested in accordance with the terms hereunder shall be issued to you on the first business day following the date of vesting (or as soon as administratively practicable thereafter, but no later than 60 days after such date).
Termination of Board Membership. Except as provided below, if your Board membership terminates prior to the Vesting Date, this Award shall terminate and all Restricted Stock Units awarded hereunder shall be forfeited and canceled.
Due to Disability or Death. If your membership on the Board terminates due to Disability or death prior to the Vesting Date, all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse and all shares of Company common stock represented by the Restricted Stock Units shall be distributed to you, your estate, or the person who acquires this Award by will or the laws of descent and distribution or otherwise by reason of your death, as applicable, as soon as administratively practicable following the date of termination of your Board membership or the date of your death (as the case may be), but no later than 60 days after such date.
Due to Not Standing for Re-Election, Failure to be Re-Elected or Resignation Pursuant to Corporate Governance Guidelines. If your membership on the Board terminates prior to the Vesting Date because you do not stand for re-election, or are not re-elected, to the Board at the following Annual Meeting of Stockholders, or your resignation from the Board pursuant to Section 11 (or a successor section) of the Company’s Corporate Governance Guidelines (or any corresponding successor document) is accepted, all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse and all shares of Company common stock represented by the Restricted Stock Units shall be distributed to you as soon as administratively practicable following the expiration of your term as a director, but no later than 60 days after such date.

Due to Cause. If you are removed from the Board for cause prior to the Vesting Date, this Award shall terminate and all Restricted Stock Units awarded hereunder shall be forfeited and canceled. For purposes of this Agreement, “cause” shall mean gross negligence or willful misconduct in the performance of your duties as a Director, or final conviction of a felony or of a misdemeanor involving moral turpitude.
Due to a Change in Control. If your membership on the Board terminates during the two-year period following a Change in Control of the Company prior to the Vesting Date, all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse as of the date of termination of your Board membership and all shares of Company common stock represented by the Restricted Stock Units shall be distributed to you as soon as administratively practicable following the effective date of termination of your Board membership, but no later than 60 days after such date; provided, however, that if the event constituting the Change in Control of the Company does not qualify as a change in effective ownership or control of the Company for purposes of Section 409A, then, pursuant to Section 12.2 of the Plan, such distribution shall be delayed until the earliest time that such distribution would be Permissible under Section 409A.
Deferral of Award. Subject to the foregoing and contingent on you remaining on the Board until the Vesting Date, if you have elected for your Restricted Stock Units to be treated upon vesting as “phantom” shares in accordance with the terms of the EOG Resources, Inc. 409A Deferred Compensation Plan (as amended, the “Deferral Plan”), then this Award shall, from the date that is 12 months from the Date of Grant, be governed by the terms of the Deferral Plan and this Agreement, and you will have no voting rights with respect to the Company common stock represented by such “phantom” shares until such time as shares of Company common stock are issued to you in accordance with the Deferral Plan.
Delivery of Documents. By accepting the terms of this Agreement, you consent to the electronic delivery of documents related to your current or future participation in the Plan (including the Plan documents; this Agreement; any prospectus or other documents describing the terms and conditions of the Plan and this Award; and the Company’s annual report to stockholders, Annual Report on Form 10-K and definitive proxy statement), and you acknowledge that such electronic delivery may be made by the Company, in its sole discretion, by one or more of the following methods: (i) the posting of such documents on the Company’s intranet website or external website; (ii) the posting of such documents on the Fidelity Brokerage Services LLC (FMR LLC) website; (iii) the delivery of such documents via the Fidelity Brokerage Services LLC (FMR LLC) website; (iv) the posting of such documents to another Company intranet website or third party internet website accessible by you; or (v) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on a Company intranet website or external website or third party internet website accessible by you. Notwithstanding the foregoing, you also acknowledge that the Company may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery) deliver a paper copy of any such documents to you. You further acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company (Attention: Human Resources Department) by telephone or in writing.